As filed with the Securities and Exchange Commission on May 4, 2022.
Registration No. 333-259975

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUALTRICS INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-1754215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
333 West River Park Drive Provo, Utah 84604 385-203-4999
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Zig Serafin
Chief Executive Officer
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
385-203-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anthony J. McCusker Bradley C. Weber Erica D. Kassman Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 650-752-3100	Blake Tierney General Counsel Qualtrics International Inc. 333 West River Park Drive Provo, Utah 84604 385-203-4999
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On October 1, 2021, the Registrant filed a registration statement on Form S-1 (File No. 333-259975) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which was subsequently declared effective by the SEC on October 12, 2021.
On March 1, 2022, the Registrant filed Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) with the SEC to, among other things, convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3. Post-Effective Amendment No. 1 was subsequently declared effective by the SEC on April 19, 2022.
This Post-Effective Amendment No. 2 to Form S-3 (“Post-Effective Amendment No. 2”) is being filed by the Registrant to, among other things, (i) update the section entitled “Plan of Distribution” and (ii) incorporate by reference the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 4, 2022.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2022

PROSPECTUS

24,142,065 Shares
CLASS A COMMON STOCK

The selling stockholders named in this prospectus, or the selling stockholders, are offering 24,142,065 shares of Qualtrics International Inc.’s Class A common stock. Qualtrics International Inc.’s Class A common stock trades on the Nasdaq Global Select Market, or Nasdaq, under the symbol “XM.” On May 3, 2022, the last reported sale price of the Class A common stock on the Nasdaq was $17.97 per share. We are registering the resale of the shares of Class A common stock hereunder pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated July 29, 2021 to acquire Clarabridge, Inc.

The selling stockholders may sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” in this prospectus. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the shares will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission.

SAP America, Inc., or SAP America, a wholly owned subsidiary of SAP SE, together with its consolidated subsidiaries other than us, SAP, is our controlling stockholder. We have two classes of common stock outstanding: Class A common stock and Class B common stock. SAP America controls approximately 96.3% of the combined voting power of our outstanding shares of Class A and Class B common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state regulators has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 4, 2022

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, at any time and from time to time, offer and sell the shares described in this prospectus in one or more offerings.
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find Additional Information.” You should carefully read this prospectus, as well as additional information described under “Incorporation by Reference,” before deciding to invest in shares of our Class A common stock.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement, and any related free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this prospectus nor any prospectus supplement nor any related free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.
For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.
Unless otherwise specified or the context requires otherwise, the terms “Qualtrics International Inc.,” “Qualtrics,” “the Company,” “we,” “us,” and “our company” mean Qualtrics International Inc. and its consolidated subsidiaries.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and in documents incorporated by reference and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus, including our consolidated financial statements and the related notes that are incorporated by reference in this prospectus. You should also carefully read the information set forth under the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus and in the documents incorporated by reference herein.
OUR COMPANY
We created the first experience management platform to manage customer, employee, product, and brand experiences. Our platform serves as a business operating system for Experience Management. The Qualtrics Experience Management Platform, or Qualtrics XM, is a system of action that helps companies design and improve the experiences they provide to their many constituents across these four core experiences.
Our revenue was $335.6 million and $238.6 million for the three months ended March 31, 2022 and 2021, respectively, representing year-over-year growth of 41%. For the three months ended March 31, 2022 and 2021, our net loss was $292.3 million and $199.9 million, respectively. The results of our operations for the three months ended March 31, 2022 and 2021 were impacted by equity and cash settled stock-based compensation expense.

We generate revenue by selling subscriptions to our XM Platform and integrated solutions, as well as professional services. Over 99% of our contracts have a subscription period of one year or longer, and we primarily bill annually in advance. Subscription revenue comprised 84% of our total revenue for the three months ended March 31, 2022. We have a diversified customer base consisting of organizations of various sizes across virtually all industries. Our largest customer accounted for less than 3% of revenue during the three months ended March 31, 2022, and our largest industries by annual recurring revenue, or ARR, as of March 31, 2022 were financial services, professional and business services, education, technology, government, and healthcare. ARR is calculated by annualizing subscription revenue in the last month of a period.

We price and package our software subscriptions solutions based on the capacity, use case, and functionality needs of our customers. This pricing and packaging includes volume of expected responses, number of users accessing our platform, number of employees, and level of functionality provided, such as dashboards, iQ functionality, and integrations. We have also recently begun to offer use case pricing that simplifies pricing for customers seeking to address specific needs. Our customers often expand their subscriptions as they increase volume of responses, add solutions and integrations, grow users and employees, and increase features and workflows within each solution.

Our professional services consist primarily of research services, through our DesignXM offering, which allows customers to gain market intelligence by procuring a curated group of respondents and returning actionable results while conforming to best-practice design and methodology, as well as implementations, configurations, and integration and engineering services to help customers deploy our XM Platform. Other professional services revenue consists of consulting and training fees.

Acquisition of Clarabridge

On October 1, 2021, we completed our previously announced acquisition of Clarabridge, Inc., or Clarabridge, a customer experience management software company headquartered in Reston, Virginia, or the Clarabridge Acquisition, pursuant to an Agreement and Plan of Reorganization and Merger, or the Merger Agreement. Pursuant to the terms of the Merger Agreement, all outstanding shares of Clarabridge capital stock were cancelled in exchange for aggregate consideration of $1.3 billion, subject to certain adjustments, in the form of shares of our Class A common stock and cash, as provided by the Merger Agreement. We issued a total of 25,038,955 shares of Class A common stock, or Acquisition Shares. Pursuant to the terms of the Merger Agreement, we registered certain of the Acquisition Shares, or the Registered Acquisition Shares, for resale on a registration statement that was declared effective on October 12, 2021 and agreed to maintain effectiveness for 12 months from closing, or such earlier time as all of the Registered Acquisition Shares have been sold or are no longer outstanding.

In addition, pursuant to the terms of the Merger Agreement, (i) the Clarabridge stock plans have been assumed, amended and restated by us, (ii) the options to purchase shares of Clarabridge stock outstanding under the Clarabridge stock plans have been assumed by us and converted into corresponding Qualtrics options to purchase, in the aggregate, 3,203,885 shares of our Class A Common Stock, and (iii) we granted equity incentive awards to certain continuing employees of Clarabridge and its subsidiaries under the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan.

We expect to continue to acquire or invest in businesses, people, or technologies that we believe could complement, expand, or enhance our XM Platform or otherwise offer growth opportunities.

Our Relationship with SAP
SAP holds all of our Class B common stock, representing approximately 72.3% of our outstanding common stock and 96.3% of the combined voting power of our outstanding common stock. For as long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors, and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, SAP will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to SAP, including by written consent without a meeting and without prior notice to other shareholders. As a result, SAP’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor.
Corporate Information
We were formed in 2002 as Qualtrics Labs, Inc. In 2012, Qualtrics, LLC, a Delaware limited liability company, was established as a new parent company for our operating business. In September 2014, we incorporated Qualtrics International Inc. in Delaware. Through a corporate restructuring in September 2014, Qualtrics, LLC became a wholly owned subsidiary of Qualtrics International Inc. In January 2019, we were acquired by SAP America, Inc., a wholly owned subsidiary of SAP SE, a multinational corporation that is headquartered in Walldorf, Germany. In January 2021, we completed the initial public offering of our common stock, or the IPO. Our Class A common stock trades on the Nasdaq under the symbol “XM.” Following the IPO, SAP continues to be our controlling shareholder. Our principal executive offices are located at 333 West River Park Drive, Provo, Utah 84604, and our telephone number is 385-203-4999. Our website address is www.qualtrics.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.
“Qualtrics” and our other registered or common law trade names, trademarks, or service marks appearing in this prospectus and the documents incorporated by reference herein are our property. Other trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

THE OFFERING

Class A common stock offered by the selling stockholders	24,142,065 shares
Use of proceeds	We will not receive any of the proceeds from the Class A common stock sold by the selling stockholders. See “Use of Proceeds.”
Voting rights
We have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion rights, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors.
Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
See “Selling Stockholders” and “Description of Capital Stock” for additional information.

Controlled company	We are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. SAP holds approximately 72.3% of our total outstanding shares of common stock and 96.3% of the combined voting power of our outstanding common stock.
Risk Factors	Investing in our stock involves a high degree of risk. You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.
Nasdaq trading symbol	“XM”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our future financial performance, including our revenue, cost of revenue, gross profit, operating expenses, ability to generate positive cash flow, and ability to be profitable;
•our ability to grow at or near historical growth rates;
•anticipated technology trends, such as the use of and demand for experience management software;
•our ability to attract and retain customers to use our products;
•our ability to respond to and overcome challenges brought by the COVID-19 pandemic;
•our ability to attract enterprises and international organizations as customers for our products;
•our ability to expand our network with content consulting partners, delivery partners, and technology partners;
•the evolution of technology affecting our products and markets;
•our ability to introduce new products and enhance existing products and to compete effectively with competitors;
•the attraction and retention of qualified employees and key personnel;
•our ability to maintain data privacy and data security, including compliance with the broad spectrum of relevant laws;
•our ability to effectively manage our growth and future expenses and maintain our corporate culture;
•our anticipated investments in sales and marketing and research and development;
•our ability to maintain, protect, and enhance our intellectual property rights;
•our ability to successfully defend litigation brought against us;
•the sufficiency of our cash and cash equivalents to meet our liquidity needs;
•our ability to comply with modified or new laws and regulations applying to our business;
•the impact of geopolitical events, including the ongoing conflict between Russia and Ukraine;

•our reduced ability to leverage resources at SAP as an independent company from SAP; and
•the increased expenses associated with being an independent public company.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” in our Annual Report and Quarterly Reports incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in or incorporated by reference in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus.
The risks and uncertainties incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

USE OF PROCEEDS
We will not receive any of the proceeds from the shares of Class A common stock sold by the selling stockholders.

The selling stockholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the shares of Class A common stock and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.

DIVIDEND POLICY
Except for certain distributions to SAP under our tax sharing agreement with SAP, we do not intend to pay cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and the consent of the holders of our Class B common stock pursuant to our amended and restated certificate of incorporation, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Holders of our Class A common stock and our Class B common stock will share equally on a per share basis in any dividend declared on our common stock by our board of directors. See “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Dividend Rights.”

SELLING STOCKHOLDERS
The selling stockholders named below may offer and sell from time to time in the future up to an aggregate of 24,142,065 shares of our Class A common stock. The term “selling stockholders” includes the stockholder listed in the table below and its pledgees, transferees or other successors-in-interest.
We are registering these 24,142,065 shares of our Class A common stock for sale by the selling stockholders named below pursuant to the Merger Agreement with Clarabridge. Upon the consummation of the transactions contemplated by the Merger Agreement, all outstanding shares of Clarabridge capital stock were cancelled in exchange for aggregate consideration of approximately $1.125 billion, subject to certain adjustments, in the form of shares of our Class A common stock and cash, as provided by the Merger Agreement. We also agreed to register the shares of Class A common stock issued in connection with the acquisition for resale. Certain of the shares being registered are subject to holdbacks, as provided for in the Merger Agreement. Pursuant to joinder and lockup agreements signed by the selling stockholders, they agreed to only sell up to one-third of their shares when the registration statement was declared effective, up to an additional one-third 30 calendar days after the registration statement was declared effective, and the final one-third 60 calendar days after the registration statement was declared effective, all subject to adjustment for certain blackout periods that may occur under the Merger Agreement.
The following table sets forth information as of October 1, 2021 (except as otherwise indicated), regarding the beneficial ownership of shares of our Class A common stock held by the selling stockholders and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. We have prepared the following table based on information given to us by, or on behalf of, the selling stockholders with respect to the beneficial ownership of the shares of our common stock held by the selling stockholders as of the dates indicated. We have not independently verified this information.
Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. We have based our calculation of the percentage of beneficial ownership of the selling stockholders, both before and after the offering, on 147,309,254 shares of Class A common stock and 423,170,610 shares of our Class B common stock outstanding as of December 31, 2021. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below is based on information filed with the SEC or obtained from the persons named below.

	Beneficial Ownership Before the Offering					Beneficial Ownership After the Offering(1)
	Class A Common Stock		Total Common Stock	Total Voting Power Before the Offering	Number of shares offered	Class A Common Stock		Total Common Stock	Total Voting Power After the Offering
Name of Selling Stockholders	Shares	%	%	%†		Shares	%	%	%†
Summit Partners Reinvestment Fund, L.P.(2)(5)	5,257,405	3.6%	*	*	5,257,405	—	—	—	—
General Catalyst Group VI, L.P.(3)	4,480,177	3.0%	*	*	4,480,177	—	—	—	—
Boulder Ventures IV (Annex), L.P.	1,728,400	1.2%	*	*	1,728,400	—	—	—	—
Intersouth Partners VII, L.P.	1,503,251	1.0%	*	*	1,503,251	—	—	—	—
BrownSavano Direct Capital Partners, LP	1,017,318	*	*	*	1,017,318	—	—	—	—

Sanjeev Kumar Bansal	732,132	*	*	*	732,132	—	—	—	—
Grotech Partners VII, L.P.	678,134	*	*	*	678,134	—	—	—	—
Folke Lemaitre	675,407	*	*	*	675,407	—	—	—	—
Trio Lee Partners, LLC(3)	598,357	*	*	*	598,357	—	—	—	—
Summit-TRIO, LLC(2)(5)	21,896	*	*	*	21,896	—	—	—	—
Harbert Venture Partners II, L.P.	521,282	*	*	*	521,282	—	—	—	—
Commonfund Capital Venture Partners X, L.P.	507,980	*	*	*	507,980	—	—	—	—
Mark C. Bishof & Jaquelin Taylor Bishof Joint Tenants by the Entirety	487,454	*	*	*	487,454	—	—	—	—
Yuchun Lee(5)	613,907	*	*	*	613,907	—	—	—	—
All other selling stockholders who beneficially own, in the aggregate, less than 1% of our common stock (4)(5)	5,321,766	3.6%	*	*	5,318,965	2,801	*	*	*
*    Represents less than one percent (1%).
†    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share.
(1)Assumes all shares offered by the selling stockholders hereby are sold and that the selling stockholders buy or sell no additional shares of common stock prior to the completion of this offering.
(2)Summit Partners, L.P. is the sole shareholder of Summit Partners RF, LLC, which is the general partner of Summit Partners RF, L.P., which is the general partner of Summit Partners Reinvestment Fund, L.P. Summit Partners, L.P., through a three-person investment committee, currently comprised of Peter Y. Chung, Bruce R. Evans and Martin J. Mannion, has voting and dispositive authority over any shares held by Summit Partners Reinvestment Fund, L.P. and Summit-TRIO, LLC. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by Summit Partners Reinvestment Fund, L.P. and/or Summit-TRIO, LLC. Each of Peter Y. Chung, Bruce R. Evans and Martin J. Mannion disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(3)General Catalyst Group VI, L.P. may be deemed to beneficially own shares held by Trio Lee Partners, LLC through its direct or indirect ownership of Trio Lee Partners, LLC. Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja hold final voting or investment power over any shares held by General Catalyst Group VI, L.P. and Trio Lee Partners, LLC. As such, each of the foregoing individuals may be deemed to share beneficial ownership of the securities held of record by Catalyst Group VI, L.P. and/or Trio Lee Partners, LLC. Each of Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)Certain of these selling stockholders were former employees of Clarabridge and are now employed by us.
(5)As of December 31, 2021.

PLAN OF DISTRIBUTION
The selling stockholders and any of their respective pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our Class A common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•through the writing of options on the shares;
•to cover short sales made after the date that this registration statement is declared effective by the SEC;
•broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•through in-kind distributions by any selling stockholder to its members, partners or stockholders; and
•a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.
The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of our Class A common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.
In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
We are required to pay all fees and expenses incident to the registration of the shares to be offered and sold pursuant to this prospectus, but excluding brokerage commissions or underwriter discounts.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then such selling stockholder will not be permitted to engage in short sales of our Class A common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then such selling stockholder will not be permitted to engage in a short sale of our Class A common stock. All of these limitations may affect the marketability of the shares.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
If any selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of Class A common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between such selling stockholder and the broker-dealer.
A selling stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of Class A common stock pursuant to the distribution through a registration statement.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law, or the DGCL. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and the DGCL for more information.
Under our amended and restated certificate of incorporation, our authorized capital stock consists of 3,100,000,000 shares of capital stock, par value $0.0001 per share, of which:
•2,000,000,000 shares are designated as Class A common stock;
•1,000,000,000 shares are designated as Class B common stock; and
•100,000,000 shares of undesignated preferred stock.
As of March 31, 2022, there were 158,862,119 shares of Class A common stock, 423,170,610 shares of Class B common stock and no shares of preferred stock outstanding.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time. See “Dividend Policy.”
Voting Rights
Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders and except with respect to the conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus, the holders of Class A common stock and Class B common stock have identical rights. Subject to any rights of any series of preferred stock to elect directors, the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. In the event that the rights of any series of preferred stock would preclude the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director.
Delaware law would require either holders of our Class A common stock or Class B common stock to vote separately as a single class if a proposed amendment to our amended and restated certificate of incorporation would (i) increase or decrease the par value of such class or (ii) alter or change the powers, preferences, or special rights of such class in a manner that affected its holders adversely. Our amended and restated certificate of incorporation provides that the number of authorized shares of our Class A common stock, Class B common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the common stock and that no vote of the holders of our Class A common stock, Class B common stock or preferred stock voting separately as a class will be required therefor.
Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.
Conversion
If all or any portion of our Class B common stock is distributed in a transaction that is intended to be tax-free for U.S. federal income tax purposes, or a Distribution, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any Distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by SAP to any party that is not beneficially owned by SAP. If a Distribution has not occurred, each share of Class B common stock will also automatically convert into a share of Class A common stock at such time as the number of shares of common stock owned by SAP falls below 20% of the outstanding shares of our common stock. All conversions will be effected on a share-for-share basis.
Fully Paid and Non-Assessable
In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued pursuant to this offering will be fully paid and non-assessable.
Approval Rights of Holders of Class B Common Stock
In addition to any other vote required by law or by our amended and restated certificate of incorporation, until the first date on which SAP ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of SAP as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;
•consolidate or merge with or into any other entity;
•permit any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquire the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one of more of our wholly owned subsidiaries are the only parties;

•issue any stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans;
•conduct any business other than the business of enterprise software and related businesses;
•create, incur, assume or permit to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•make any loan to, or purchase any debt securities of, any person in excess of $50 million;
•take any actions to dissolve, liquidate or wind-up our company;
•declare dividends on our stock;
•redeem, purchase or otherwise acquire or retire for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•enter into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amend, terminate or adopt any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
Preferred Stock
Our board of directors is authorized, subject to the approval of our Class B stockholders and subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
We are party to a stockholders’ agreement with SAP, Q II and Silver Lake which, among other things, provides for specified registration and other rights relating to the shares of our Class A common stock and Class B common stock owned by SAP, Q II and Silver Lake.
Pursuant to the terms of the Merger Agreement, we registered the Registered Acquisition Shares for resale on the Registration Statement which was declared effective by the SEC on October 12, 2021, and agreed to maintain effectiveness for 12 months from such closing, or such earlier time as all of such Registered Acquisition Shares have been sold or are no longer outstanding.
Restricted Stock Units
The holders of outstanding restricted stock units in respect of shares of our Class A common stock are entitled to receive shares of our Class A common stock upon the achievement of certain performance goals and/or continued employment with us through a specified vesting period, as applicable. As of the date of this prospectus, there were 74,825,721 outstanding restricted stock units in respect of shares of our Class A common stock.

Options
In connection with the Acquisition, on October 1, 2021, we assumed outstanding options to purchase shares of Clarabridge common stock, whether vested or unvested, and converted such options into options to purchase shares of our Class A common stock, with such converted options being referred to as the Assumed Options. The holders of the Assumed Options are entitled to receive shares of our Class A common stock, subject to the same terms and conditions that applied to the corresponding awards prior to the Acquisition. As of the date of this prospectus, there were Assumed Options outstanding covering 1,709,198 shares of our Class A common stock.
Anti-Takeover Provisions
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder, and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:
Board of Directors; Vacancies. Our board of directors shall consist of not less than five directors, with the exact number to be determined by the board of directors.

Any director may be removed from office at any time, without cause, by the affirmative vote of the holders of our common stock representing at least a majority of the votes entitled to be cast on the election of such director.
Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until SAP ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders.
This makes it more difficult to change the composition of our board of directors and promotes continuity of management.
Dual-Class Common Stock. As described above in the section titled “—Class A Common Stock and Class B Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a dual-class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.
To be in proper written form, a stockholder’s notice must set forth as to each matter of business the stockholder intends to bring before our annual meeting of stockholders: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the company’s books, of the stockholder proposing such business and any controlling stockholder or beneficial owner of stockholder’s shares, or a Stockholder Associated Person, (3) the class and number of our shares that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to our securities, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to our securities, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of our voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice must be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date.
To be in proper written form, a stockholder’s notice, as it relates to director nominations at annual meetings, must set forth: as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address, and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the information required to be provided pursuant to clauses (3) and (4) of the prior paragraph with respect to the nominee, (4) a description of all arrangements or understandings between or among any of the stockholder, each nominee, and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors, (5) a written statement executed by the nominee acknowledging that, as a director of the company, the nominee will owe a fiduciary duty under Delaware law with respect to the company and its stockholders, and (6) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). In addition, to be in proper written form, a stockholder’s notice must (i) provide, with respect to such stockholder, the information required to be provided pursuant to clauses (2) through (5) in the prior paragraph, and be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) in the prior paragraph as of the record date (except that the references to “business” in such clauses shall instead refer to nominations of directors) and (ii) a statement whether either such stockholder will deliver a proxy statement and form of proxy to holders at least the percentage of the company’s voting shares reasonably believed by such stockholder to be necessary to elect such nominee(s).
These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that until such time as SAP ceases to hold shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as SAP ceases to hold shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may only be called by (1) our Executive Chair or Chief Executive Officer, (2) a majority of directors then in office, or (3) SAP, so long as SAP is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class. No business other than that stated in the notice of a special meeting may be transacted at such special meetings. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendment of Charter Provisions. Subject to the rights of holders of our Class B common stock to withhold their consent to the amendment of the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and SAP, certain provisions of our amended and restated certificate of incorporation, including those relating to corporate opportunities and conflicts of interest between us and SAP, the consent of SAP as the holder of our Class B common stock, our amended and restated bylaws, our board of directors and the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.

The board of directors may from time to time make, amend, supplement or repeal our amended and restated bylaws upon the vote of a majority of the board of directors. Once SAP ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, our amended and restated certificate of incorporation provides that the sections of our amended and restated bylaws related to the removal of directors and the required advance notice related to stockholder proposals and nomination of directors by shareholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.
Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
The foregoing provisions make it more difficult for our existing stockholders, other than holders of our Class B common stock, to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders, other than the holders of our Class B common stock, or another party to effect a change in management.
These provisions, including the dual-class structure of our common stock, are intended to preserve SAP’s control after completion of our initial public offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forums. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Provisions of Our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities
In order to address potential conflicts of interest between us and SAP with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve SAP and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with SAP. In general, these provisions recognize that we and SAP may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of SAP serving as our directors.
Our amended and restated certificate of incorporation provides that SAP has the right to, and has no duty to refrain from:
•engaging in the same or similar business activities or lines of business as us;
•doing business with any of our clients or customers; or
•employing or otherwise engaging any of our officers or employees.
Our amended and restated certificate of incorporation provides that if SAP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and SAP, SAP will have no duty to communicate or present such corporate opportunity to us and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. SAP will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that SAP acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.
If one of our directors or officers who is also a director or officer of SAP learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP, our amended and restated certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:
•where an opportunity is offered to a Qualtrics director (but not an officer) who is also a director or officer of SAP, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics director;
•where an opportunity is offered to a Qualtrics officer who is also an SAP officer, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics officer;
•where an opportunity is offered to a Qualtrics officer who is also a director (but not an officer) of SAP, Qualtrics will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an SAP director; and
•where one of our officers or directors, who also serves as a director or officer of SAP, learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that SAP pursues or acquires that corporate opportunity for itself.
The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and SAP.
For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SAP or its officers or directors will be brought into conflict with our self-interest.
The corporate opportunity provisions in our amended and restated certificate of incorporation will continue in effect until the later of (1) SAP ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no Qualtrics officer or director is also an officer or director of SAP. The vote of at least 80% of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to corporate opportunities that are described above.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our Class A common stock is listed on The Nasdaq Stock Market LLC under the symbol “XM.”

LEGAL MATTERS
The validity of the shares of our Class A common stock being offered by this prospectus is being passed upon for us by Goodwin Procter LLP, Redwood City, California.
EXPERTS
The consolidated financial statements of Qualtrics International Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.Qualtrics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC on March 1, 2022, including the information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2022;

•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 that we filed with the SEC on May 4, 2022;

•our Current Reports on Form 8-K filed with the SEC on January 26, 2022 (solely with respect to Item 5.02); and
•the description of our common stock set forth in Exhibit 4.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. These documents will be provided to you by contacting:

Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
Telephone: 385-203-4999

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all expenses to be paid by us for this offering. All amounts shown are estimates except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$95,942
Legal fees and expenses	100,000
Accounting fees and expenses	45,000
Transfer agent and registrar fees	33,000
Miscellaneous expenses	26,058
Total	$300,000
________________
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
The Agreement and Plan of Merger by and among the registrant, SAP America, Inc., Bucknell Merger Subsidiary, Inc., Shareholder Representative Services LLC, in its capacity as the representative of the security holders of the registrant, and SAP SE, as guarantor, dated as of November 11, 2018, provides that the registrant will cause to be maintained, for a period of six years following the effective time of the merger referred to therein, directors and officers runoff insurance coverage, technology errors and omissions runoff insurance coverage and errors and omissions runoff insurance coverage for the registrant’s past and present directors and officers. The runoff insurance is required to provide the registrant’s past and present directors and officers with coverage that is not less favorable in the aggregate to the insured persons than the terms of the insurance coverage maintained by the registrant at the effective time of the merger.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement filed as Exhibit 1.1 to the registration statement in connection with our initial public offering provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
ITEM 16. EXHIBITS
(a)Exhibits.
See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.
ITEM 17. UNDERTAKINGS.
(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement.

(2)That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
3.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on December 28, 2020).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on December 28, 2020).
4.1	Specimen Class A common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on December 28, 2020).
4.2	Description of Securities (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2022).
5.1
Opinion of Goodwin Procter LLP (incorporated by reference to Exhibit 5.1 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3, filed with the SEC on March 1, 2022).

23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1
Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3, filed with the SEC on March 1, 2022).

*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Provo, State of Utah, on May 4, 2022.

QUALTRICS INTERNATIONAL INC.

By:	/s/ Blake Tierney
Name: Blake Tierney
Title: General Counsel
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zig Serafin	Chief Executive Officer (Principal Executive Officer) and Director	May 4, 2022
Zig Serafin

/s/ Rob Bachman	Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2022
Rob Bachman

*	Founder, Executive Chair and Director	May 4, 2022
Ryan Smith

*	Director	May 4, 2022
Ritu Bhargava

*	Director	May 4, 2022
Egon Durban

*	Director	May 4, 2022
Sindhu Gangadharan

*	Director	May 4, 2022
Omar A. Johnson

*	Director	May 4, 2022
Christian Klein

*	Director	May 4, 2022
Luka Mucic

*	Director	May 4, 2022
Donald J. Paoni

*	Director	May 4, 2022
Scott Russell

*	Director	May 4, 2022
Kelly Steckelberg

*By:	/s/ Blake Tierney
Name: Blake Tierney
Attorney-In-Fact